FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             WestPoint Stevens Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its Charter)



                Delaware                                       36-3498354
----------------------------------------                     ----------------
(State of incorporation or organization)                     (I.R.S. Employer
                                                            Identification No.)


507 West Tenth Street, West Point, Georgia                       31833
--------------------------------------------------------------------------------
(Address of principal executive offices)                       (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                           Name of each exchange on which
    To be so registered                           each class is to be registered
    -------------------                           ------------------------------

Common Stock $.01 Par Value                           New York Stock Exchange



Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                ----------------
                                (Title of Class)




hmn$01.

Item 1.              Description of Registrant's Securities to be Registered

                     Common Stock $.01 Par Value

                     The capital stock of WestPoint Stevens Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Common Stock with a par value of $.01 per share. Holders of Common Stock are entitled to one vote per share at all meetings of stockholders. Dividends that may be declared on the Common Stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. Nor are there any redemption or sinking fund provisions and there is no liability to further calls or to assessments by the Registrant.

                     The Company's Certificate of Incorporation: (1) provides for a classified Board; (2) provides that directors may be removed for cause by the affirmative vote of a majority of the outstanding shares entitled to vote and without cause by the affirmative vote of 75% or more of the outstanding shares entitled to vote; (3) provides that at least 75% of the shares entitled to vote must approve certain amendments to the Certificate of Incorporation; and
(4) provides that stockholder actions may only be taken at a meeting of stockholders and not by written consent. While the foregoing provisions will not necessarily prevent take-over attempts, they should discourage an attempt to obtain control of the Company in a transaction not approved by the Company's Board of Directors by making it more difficult for a third party to obtain control in a short time and impose its will on the remaining shareholders of the Company.

                     The Amended and Restated By-Laws of the Company (the "By-Laws") contain provisions relating to, among other things, (a) meetings of stockholders, (b) election and removal of directors, (c) the establishment of committees of the Board of Directors, (d) meetings of the Board of Directors and committees of the Board of Directors, (e) appointment and removal of officers,
(f) duties of officers and (g) indemnification of officers and directors. The By-Laws may be amended or repealed or new by-laws may be adopted by the stockholders of the Company or by the affirmative vote of a majority of the entire Board of Directors.

                     The foregoing description of Common Stock and certain provisions of the Certificate of Incorporation and By-Laws does not purport to be complete and is qualified in its entirety by reference to the Restated Certificate of Incorporation of the Company and the amended and Restated By-Laws of the Company, each as currently in effect, copies of which are incorporated by reference to Exhibit 3(b) to the Registration Statement on Form S-4 (Commission File No. 333-59817) filed by the Company with the Securities and Exchange Commission (the "Commission") on August 4, 1998 and to the Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (Commission File No. 33-77726) filed by the Company with the Commission on May 19, 1994, respectively.

                                   SIGNATURES

                     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                            (Registrant)

                                            By: /s/ Christopher N. Zodrow
                                                --------------------------------
                                                Christopher N. Zodrow
                                                Vice President and Secretary






                                       3